As filed with the Securities and Exchange Commission on August 7, 2012

Registration Statement No. 333-176320

Registration Statement No. 333-169572

Registration Statement No. 333-139708

Registration Statement No. 333-119730

Registration Statement No. 333-112630

Registration Statement No. 333-64848

Registration Statement No. 333-46418

Registration Statement No. 333-43690

Registration Statement No. 333-88239

Registration Statement No. 333-37269

Registration Statement No. 333-22117

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-176320

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-169572

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-139708

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-119730

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-3 REGISTRATION STATEMENT No. 333-112630

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-64848

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-46418

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-43690

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-88239

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-37269

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-22117

Under

The Securities Act of 1933

TELEDYNE LECROY, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2507777
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

700 Chestnut Ridge Road

Chestnut Ridge, New York

(845) 425-2000

(Address and telephone number of principal executive offices)

Melanie S. Cibik

c/o Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(805) 373-4545

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Scott E. Westwood, Esq.

Gary Regan, Esq.

EQT Plaza

625 Liberty Avenue, 23rd Floor

Pittsburgh, Pennsylvania 15222-3142

(212) 225-2000

Approximate date of commencement of proposed sale to public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), of Teledyne LeCroy, Inc., a Delaware corporation, formerly known as LeCroy Corporation (the “Company”):

1. Registration Statement No. 333-176320, registering $50,000,000 of common stock, par value $0.01 per share, of the Company (the “Common Stock”), preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), debt securities, and warrants to purchase debt securities, Common Stock and Preferred Stock, which was filed with the Securities and Exchange Commission (“SEC”) on August 15, 2011;

2. Registration Statement No. 333-169572, registering $25,000,000 of Common stock, Preferred Stock, debt securities, and warrants to purchase debt securities, Common Stock and Preferred Stock, which was filed with the SEC on September 24, 2010, as amended on October 6, 2010;

3. Registration Statement No. 333-139708, registering $72,000,000 of 4.00% Convertible Senior Notes due 2026 (the “Senior Notes”) acquired by selling security holders on October 12, 2006 in a private placement and 4,948,452 shares of Common Stock issuable upon conversion of the Senior Notes, which was filed with the SEC on December 28, 2006, as amended on January 5, 2007, on February 22, 2007 and on March 9, 2007;

4. Registration Statement No. 333-119730, registering 28,571 shares of Common Stock in connection with an offering by a selling stockholder that acquired the shares of Common Stock pursuant to a warrant acquired on June 15, 2004 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), which was filed with the SEC on October 13, 2004;

5. Registration Statement No. 333-112630 registering 1,725,000 shares of Common Stock, in connection with an offering of 500,000 shares of Common Stock by the Company, an offering of 1,000,000 shares of Common Stock by selling stockholders and 225,000 shares of Common Stock which the underwriters had the option to purchase from the selling stockholders and the Company to cover any over-allotments, which was filed with the SEC on February 9, 2004, as amended on March 19, 2004, on April 5, 2004 and on April 7, 2004;

6. Registration Statement No. 333-64848, registering $50,000,000 of Common Stock and warrants to purchase Common Stock, which was filed with the SEC on July 10, 2001, as amended on July 25, 2001 and on November 20, 2001;

7. Registration Statement No. 333-46418, registering 738,221 shares of Common Stock in connection with an offering by selling stockholders that acquired the shares of Common Stock pursuant to the transactions that were exempt from the registration requirement of the Securities Act, which was filed with the SEC on September 22, 2000;

8. Registration Statement No. 333-43690, registering 100,000 shares of Common Stock in connection with an offering by a selling stockholder that acquired the shares of Common Stock pursuant to a transaction that was exempt from the registration requirement of the Securities Act, which was filed with the SEC on August 14, 2000;

9. Registration Statement No. 333-88239, registering 750,000 shares of Common Stock issuable upon the conversion of 500,000 shares of Series A Convertible Redeemable Preferred Stock of the Company and upon the exercise of warrants to purchase an aggregate of 250,000 shares of Common Stock acquired by selling stockholders on June 30, 1999 pursuant to a transaction that was exempt from the registration requirement of the Securities Act, which was filed with the SEC on October 1, 1999;

10. Registration Statement No. 333-37269, registering 95,181 shares of Common Stock in connection with an offering by selling stockholders who acquired the shares pursuant to a transaction that was exempt from the registration requirement of the Securities Act, which was filed with the SEC on October 6, 1997; and

11. Registration Statement No. 333-22117, registering 2,300,000 shares of Common Stock in connection with an offering of 667,853 shares of Common Stock by the Company, an offering of 1,332,147 shares of Common Stock by selling stockholders and 300,000 shares of Common Stock subject to the underwriters’ over-allotment option, which was filed with the SEC on February 20, 1997, as amended on February 25, 1997 and on March 24, 1997.

Such Post-Effective Amendments are being filed to deregister unsold securities of the Registrant.

On August 3, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 28, 2012 (the “Merger Agreement”), among the Company, Teledyne Technologies Incorporated, a Delaware corporation (“Teledyne”), and Luna Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Teledyne (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Teledyne (the “Merger”). In connection therewith, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by Teledyne, Merger Sub, the Company or any stockholders who have properly exercised and perfected appraisal rights under Delaware law), was converted into the right to receive $14.30 in cash, without interest and less any applicable withholding taxes. Additionally, at the effective time of the Merger, each outstanding option to purchase common stock of the Company (whether vested or unvested) and stock appreciation right was converted into the right to receive an amount in cash equal to the excess, if any, of $14.30 over the exercise price of such option (or base price, in the case of stock appreciation rights), without interest and less any applicable withholding taxes.

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chestnut Ridge, State of New York, on the 7th day of August, 2012.

Teledyne LeCroy, Inc.

By:	/s/ Thomas Reslewic
Name:	Thomas H. Reslewic
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas Reslewic Thomas H. Reslewic	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2012

/s/ Sean O’Connor Sean B. O’Connor	Vice President and Chief Financial Officer (Principal Financial Officer)	August 7, 2012

/s/ Susan Main Susan L. Main	Vice President and Controller and Director (Controller)	August 7, 2012

/s/ Robert Mehrabian Robert Mehrabian	Director	August 7, 2012

/s/ Aldo Pichelli Aldo Pichelli	Director	August 7, 2012

/s/ Melanie Cibik Melanie Cibik	Director	August 7, 2012